EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-38094, 333-83089, 333-84183, 333-108716, 333-125743, 333-144221, 333-150253, 333-158595, 333-166067, 333-173206 and 333-181564 on Form S-8 and Registration Statement Nos. 333-34958, 333-149125, 333-183153 and 333-125979 on Form S-3 of our reports dated December 13, 2012, relating to the consolidated financial statements and internal control over financial reporting of Avanir Pharmaceuticals, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Avanir Pharmaceuticals, Inc. for the year ended September 30, 2012.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

December 13, 2012